EXHIBIT (a)(17)

Investor communication

1 Summary of ASE’s tender offer Source: Company announcement. (1) Compared to the share price of SPIL as of 21 Aug 2015 (closing immediately prior to the announcement of the ASE tender offer) (2) Each ADS represents 5 common shares. Summary Offer price  Taiwan Offer: NT$45 per common share (representing an offer premium of 34.3% (1) )  US Offer: NT$225 per ADS (2) in equivalent USD and NT$45 per common share by US holders Number of shares to be purchased  Maximum of 779,000,000 shares (approximately 24.99% of SPIL’s total issued and outstanding shares, including the underlying shares represented by ADSs )  Subject to a minimum number of 155,818,056 common shares tendered in the Taiwan Offer (5% of SPIL’s total issued and outstanding shares)  If less than 5% are tendered, ASE will not be required to purchase any shares Tender process  For the Taiwan Offer, if the shareholders have deposited their SPIL shares into the central depositary, they shall tender the shares by presenting the passbooks of their central depositary accounts and the authorized chop specimen to their securities brokers  For the Taiwan Offer, for shareholders who hold the share certificates of SPIL, they shall bring the share certificates of SPIL and the authorized chop specimen to their securities brokers to deposit such shares into their central depositary accounts before tendering  For information on the Taiwan Offer – Tender Offer Agent, KGI Securities: • Taiwan: (02) 2389 2999 • International: +886 2 2389 2999  For information on the US offer – US Information Agent, MacKenzie Partners: • US or Canada Toll free: +1 800 322 2885 • Other countries: +1 212 929 5500

2 Summary of ASE’s tender offer (cont’d) Source: Company announcement. Summary Transaction rationale  In the face of intensifying global competition and rising of new contenders, the drive for consolidation of the semiconductor industry is becoming increasingly apparent  ASE believes that industry peers in Taiwan should actively search for opportunities to cooperate and integrate resources, in order to further improve the competitive advantage of the Taiwanese packaging and testing industry, consistent with applicable law  The purpose of ASE acquiring an equity interest in SPIL through the tender offer is to establish the basis and opportunity for exploration of possible avenues of cooperation between ASE and SPIL, consistent with applicable law and taking into full consideration the mutual interests of both parties’ employees and shareholders  Until such time as such avenues of cooperation are thoroughly discussed with SPIL’s operations team, the acquisition of an equity interest in SPIL by ASE through this tender offer is purely a financial investment, and ASE will not intervene in SPIL’s operations  As SPIL reported strong operating performance in the past, ASE believes that its financial investment should yield excellent return Offer period  Taiwan Offer: 9:00 a.m. August 24, 2015 to 3:30 p.m. September 22, 2015 (Taiwan time)  US Offer: 12:01 a.m. August 24, 2015 to 1:30 a.m. September 22, 2015 (NYC time)

 ASE’s tender offer provides SPIL shareholders with an attractive premium of 34.3% (1)  ASE’s tender offer is at a premium to the proposed Hon Hai share swap • 18.9% premium as of August 28 (2) • 25.5% premium post Hon Hai ex - dividend date on September 3  ASE’s tender offer has no impact to SPIL EPS compared to an estimated 2016 EPS dilution of 12% from the proposed share swap with Hon Hai  Potential strategic cooperation and integration of resources between ASE and SPIL has the potential to benefit shareholders of both ASE and SPIL • The cooperation between ASE and SPIL has the potential to create long - term value driven by more effective operational structure and quality services for customers 3 ASE’s tender offer is attractive and in the interests of SPIL shareholders (1) Compared to the share price of SPIL as of 21 Aug 2015 (closing immediately prior to the announcement of the ASE tender offer). (2) Based on the closing price of Hon Hai as of 28 Aug 2015 (closing immediately prior to the announcement of the Hon Hai share s wa p proposal )

 In the proposed share swap, SPIL will issue 840,600,000 shares (~21.2% of SPIL pro forma shares outstanding) in exchange for 359,230,769 shares of Hon Hai (~2.2% of Hon Hai pro forma shares outstanding) • SPIL will not have governance rights in Hon Hai • Hon Hai will become the largest single shareholder in SPIL  The issuance of shares by SPIL to Hon Hai requires a SPIL EGM and shareholder vote to approve the increase in its authorized capital; SPIL currently only has 483,638,861 shares available for issuance  The implied offer price of the Hon Hai share swap is NT$37.86 based on Hon Hai’s share price as of August 28 (when the share swap was announced), and NT$35.85 on September 3 (post Hon Hai’s ex - dividend date) • The share swap represents a discount of 4.1% and 12.0% to SPIL’s share price as of August 28 and September 3, respectively • The share swap based on Hon Hai’s share price as of August 28 and September 3 is 15.9% and 20.3% below the ASE tender offer price, respectively  SPIL management indicated that the share swap will result in a 12% EPS dilution in 2016  SPIL has not indicated whether its board will receive a fairness opinion on the transaction 4 Summary of SPIL share swap with Hon Hai

 The announced strategic alliance with Hon Hai is in the form of a non - binding MOU • No quantified synergies have been provided by SPIL management • No profit - sharing arrangement has been disclosed  SPIL management indicated that a strategic alliance with Hon Hai is not contingent on the completion of the share swap  SPIL’s EGM timing will prevent ASE from participating in the vote relating to the share swap with Hon Hai  The size of the block placed to Hon Hai will be a 21.2% stake, while ASE’s stake in SPIL will be diluted to 19.7% if the ASE tender offer is fully successful • The Hon Hai share swap will also be dilutive to other SPIL shareholders 5 Summary of SPIL share swap with Hon Hai (cont’d)

Creating strategic uncertainty The strategic alliance could potentially proceed without share swap Significant EPS dilution Unattractive price and form of consideration Lack of synergies 6 Research commentaries on the Hon Hai/SPIL share swap Source: Brokers’ reports. “ We estimate SPIL’s share swap dilutes our 2016 E EPS by 10 % as Hon Hai’s yield doesn’t offset the 27 % new shares . ” Credit Suisse, 28 August 2015 “ There is no cash requirement and no price premium for Hon Hai to get SPIL shares, which is lower than ASE's earlier tender offer . ” UBS, 28 August 2015 “ We see limited operational overlap for Hon Hai and SPIL’s hardware and OSAT businesses . Likely only Shun Sin ( 6451 TT), Hon Hai’s 60 . 6% - owned subsidiary, has business similar to SPIL’s . In our view, the alliance will not generate significant cost savings or vertical integration benefits for Hon Hai . ” Deutsche Bank, 28 August 2015 “ Investors may consider rejecting SPIL’s proposal of share swap given that the share swap could be negative for industry consolidation in the future . ” Deutsche Bank, 31 August 2015 “ SPIL can still work with Hon Hai for SiP module development without any share swap . Investors could be concerned that SPIL may have to give more profit from SiP modules to Hon Hai post their alliance . This may not bode well for SPIL shareholders’ interest . ” Deutsche Bank, 31 August 2015

Comparison of Hon Hai share swap vs. ASE tender offer from SPIL shareholders' perspective

	Hon Hai share swap	ASE tender offer
Impact on SPIL EPS	× Dilutive (12% dilution in 2016)	✓ No impact
SPIL has sought fairness opinion concerning the transaction?	× No	✓ Yes
Effective price paid for SPIL shares	× Before dividend: NT$37.86 (1) × Post dividend: NT$35.85 (2)	✓ NT$45.00
Premium/(discount) to SPIL share price	× Before dividend: (4.1%) (3) × Post dividend: (12.0%) (4)	✓ 34.3% (5)
Strategic impact	× Creates a strategic uncertainty	✓ Aligns industry players

(1) Based on the closing price of Hon Hai as of 28 Aug 2015 (closing immediately prior to the announcement of the Hon Hai share swap proposal)
(2) Based on the closing price of Hon Hai as of 3 Sep 2015 (post Hon Hai's ex-dividend date)
(3) Compared to the share price of SPIL as of 28 Aug 2015 (closing immediately prior to the announcement of the Hon Hai share swap proposal)
(4) Compared to the share price of SPIL as of 3 Sep 2015 (post Hon Hai's ex-dividend date)
(5) Compared to the share price of SPIL as of 21 Aug 2015 (closing immediately prior to the announcement of the ASE tender offer)

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8 Share price performance of SPIL common shares since the announcement of ASE’s tender offer Share price performance of SPIL since the announcement of the ASE tender offer 25 30 35 40 45 21-Aug 23-Aug 25-Aug 27-Aug 29-Aug 31-Aug 2-Sep 4-Sep SPIL TWSE Weighted Index NYSE Composite NASDAQ Composite Shanghai SE Composite HK Hang Seng Index SPIL: +21% TWSE: +3% NASDAQ: - 0% Shanghai: - 10% NYSE: - 3% HK: - 7% August 21 Announcement of ASE tender offer August 28 Announcement of Hon Hai share swap Tender offer price: NT$45 Price (NT$), indexed to SPIL’s common share closing price as of August 21  SPIL share price has increased by 21% since ASE’s tender offer announcement on August 21  Evidencing investors’ supportive view of the tender offer, SPIL’s share price has outperformed global indexes  Expiration of the ASE tender offer on September 22 will effectively remove the implicit price floor for SPIL shares over this period

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire common shares ("Common Shares") and/or American depositary shares ("ADSs") of Siliconware Precision Industries Co., Ltd. ("SPIL") may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of Common Shares and ADSs will tender their Common Shares and ADSs and whether the purchase of Common Shares and ADSs could adversely affect the liquidity and market value of the remaining Common Shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on Purchaser's business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in Purchaser's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. Purchaser filed a tender offer statement on Schedule TO with the SEC on August 24, 2015 (as from time to time amended and supplemented, the "Schedule TO"). The offer to purchase Common Shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as "any security holder resident in the United States") and ADSs is only being made pursuant to the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the tender offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries).

Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.

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